Exhibit 99.1

Special Report to Holders of Contingent Value Obligations
November 12, 2007

To Holders of Contingent Value Obligations:

This is a special report for the synthetic fuels plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”).

Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuels plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuels produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income taxes incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information, including information concerning the realization of credits carried forward and payments of disposition proceeds.

Restatement of 2003 – 2005 Net After-Tax Cash Flows
The Company makes quarterly royalty payments to the former owners of the Earthco plants. At the time that the CVO Agreement was negotiated, the parties anticipated that the royalties would be paid to the former owners each quarter or, upon the occurrence of certain Tax Events described in the underlying purchase agreement, deposited into an escrow account. In either case, the parties also expected that the royalty payments would be treated as operating expenses for the Operation Year during which they were to be paid. In other words, the expectation was that the royalty payments would be paid by the Company to the former owners or, if a Tax Event arose, into escrow each quarter and, in either case, the royalty payments would be treated as an expense for that quarter for purposes of calculating net after-tax cash flow.

In 2003, the Company determined that a Tax Event had occurred and, therefore, asked the former owners to execute an escrow agreement so that the royalty payments could be deposited into escrow until final resolution of the Tax Event. The former owners refused to execute an escrow agreement and the Company was, therefore, unable to deposit the royalties into escrow. Given this set of circumstances, the Company had no choice but to hold the royalty payments until the Tax Event was resolved or the former owners agreed to an escrow arrangement. In the CVO Report for the fourth quarter of 2003, the Company disclosed the fact that it was unable to deposit the royalties into escrow.

The CVO Agreement does not expressly address the circumstance that arose in 2003. The sole reason that the Company was not paying the royalty payments into escrow was the former owners’ refusal to agree to an escrow agreement. The Company, therefore, decided to reduce net after-tax cash flow for the Operation Year in which the royalties were generated. This approach produced the same outcome that would have resulted if the Company had been able to deposit the royalty payment into escrow as contemplated in the agreement with the former owners.

The former owners eventually agreed to an escrow agreement on May 5, 2005. As disclosed in the CVO Report for the first quarter of 2005, the royalties that the Company had been holding since 2003 were deposited into escrow on May 5, 2005. Net after-tax cash flow amounts for the Operation Years 2003 and 2004 as reported in that CVO Report were reduced to reflect the royalties that were generated in those respective Operation Years but not paid into escrow until 2005.

In reviewing this matter, the Company has concluded that a different interpretation of the CVO Agreement could lead to an alternative method for addressing the timing of the royalty payments. The alternative method would be to apply all such royalty payments as reductions to net after-tax cash flow for  the 2005 Operation Year, which is the year that the payments were actually deposited into escrow. Although both interpretations are reasonable, the alternative method is more beneficial to CVO Holders.

The Company has decided to adopt the alternative method and will, therefore, reverse the adjustment that was made in 2005. Net after-tax cash flow for the Operation Years 2003 and 2004 will be increased by $48.6 million and $41.3 million, respectively, which are the amounts of the royalties generated in those years. Net after-tax cash flow for the Operation Year 2005 will be decreased by $89.9 million, which is the amount of royalties generated in the Operation Years 2003 and 2004 but deposited into escrow in 2005.

The adjusted 2003, 2004 and 2005 net after-tax cash flow amounts for the calendar year for each of the Earthco plants are as follows:

	2003 Year to Date	2004 Year to Date	2005 Year to Date
Solid Energy LLC	$15.9 million	$2.0 million	$(4.2) million
Ceredo Synfuel LLC	$41.9 million	$40.7 million	$4.8 million
Solid Fuel LLC	$2.0 million	$10.5 million	$(26.6) million
Sandy River Synfuel LLC	$9.4 million	$35.1 million	$(22.9) million

Supplemental Information

Where can I find a current market value of the CVOs?
The CVOs were traded on the Over The Counter “pink sheets.” As a result of policy changes at pinksheets.com, securities without ticker symbols from a national securities exchange were dropped from its trading system. As the CVOs do not have a ticker symbol, information about the CVOs can no longer be found on that Web site. Pinksheets.com has advised the Company that the CVOs are currently quoted on its “yellow sheets” system, which is available on a subscription basis. As stated in the July 2000 Joint Proxy Statement/Prospectus in which the CVOs were described, the Company does not intend to list the CVOs on any national securities exchange or cause the CVOs to be included in any interdealer quotation system. As such, we cannot assure (i) that there will be an active secondary trading market for the CVOs, (ii) that you will be able to sell your CVOs or (iii) the price at which you will be able to sell your CVOs.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free 1.866.668.6550